EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in this Annual Report (Form 10-K) of Toys "R" Us, Inc. and Subsidiaries of our report dated March 7, 2001, included in the 2000 Annual Report to Stockholders of Toys "R" Us, Inc. and Subsidiaries.

      We also consent to the incorporation by reference in Registration Statements (Form S-4 Number 33-56303 and 333-18863; Form S-3 Numbers 2-87794, 33-23264, 33-34273, 33-11461, 33-42237 and 33-51359; Form S-8 Numbers 2-64887,
2-91834, 33-42627, 333-11861, 333-15841, 333-23441, 333-20385, 33-64315,
333-61827 and 333-82377) of Toys "R" Us, Inc. and Subsidiaries of our report dated March 7, 2001, with respect to the consolidated financial statements of Toys "R" Us, Inc. and Subsidiaries incorporated by reference in this Annual Report (Form 10-K) for the year ended February 3, 2001.

                                                           /s/ Ernst & Young LLP

New York, New York
May 2, 2001